As filed pursuant to Rule 424(b)(3)
                                      Registration No. 333-73173

Pricing Supplement No. 1051 dated June 25, 1999
(To Prospectus dated March 11, 1999 and
Prospectus Supplement dated March 25, 1999)

                         XEROX CORPORATION
                   Medium-Term Notes, Series F
            Due Nine Months or More From Date of Issue
__________________________________________________________________

                              GENERAL
__________________________________________________________________

Principal Amount: $300,000,000
Issue Price: $300,000,000 (100% of Principal Amount)
  (see below under "Agent")
Agent's Discount or Commission: None (see below under "Agent")
Net proceeds to Company: $300,000,000 (100% of Principal Amount) Original Issue Date (Settlement Date): June 30, 1999
Maturity Date: July 26, 2000
Agent: Lehman Brothers Inc. ("Lehman").
   Lehman has purchased the Notes as principal in this transaction for resale to one or more investors or other purchasers at varying prices related to prevailing market conditions at the time or times of resale as determined by Lehman.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
__________________________________________________________________

                             INTEREST
__________________________________________________________________

/x/ Fixed Rate Note

    The rate of interest on this Note will be 5.70% per annum.

    Interest on this Note will be calculated on a 30/360 basis.

    Interest will be payable on December 30, 1999, June 30, 2000 and at maturity, subject to adjustment in accordance with the Following Business Day Convention (each as adjusted, an "Interest
Payment Date").

    The Regular Record Date relating to each Interest Payment Date (other than the Interest Payment Date corresponding to the Maturity
Date) will be the date (whether or not a Business Day) which is 15 days immediately prior to such Interest Payment Date. The Regular Record Date relating to the Interest Payment Date corresponding to the Maturity Date will be such Interest Payment Date.

    The Fixed Rate Period End Date will be subject to no adjustment.

__________________________________________________________________

    EARLY REDEMPTION AND/OR REPAYMENT; OPTIONAL EXTENSION
      OF MATURITY DATE AND RESETS; AND PAYMENT CURRENCY
__________________________________________________________________

Early redemption at Company's option:
   /X/ No    / / Yes (see below)

Early repayment at Holder's option:
   /X/ No    / / Yes (see below)

Option to extend Maturity Date:
  /X/ No    / / Yes (see below)

Option to reset interest rate:
  /X/ No    / / Yes
__________________________________________________________________

                            ATTACHMENT
__________________________________________________________________

None.